Exhibit 99.1

ADESA Announces Spin-Off Date from ALLETE

CARMEL, Ind. - August 25, 2004 - ADESA, INC. (NYSE: KAR) today announced that its majority stockholder, ALLETE, Inc., has established the record and distribution dates for the stock dividend of all ADESA shares currently owned by ALLETE.

On September 20, 2004, ALLETE plans to distribute all of the shares of ADESA that it owns to its shareholders of record as of September 13, 2004.  ADESA and ALLETE anticipate that one share of ADESA common stock will be distributed for each share of ALLETE common stock outstanding.  The distribution is structured to qualify as a tax-free stock dividend to ALLETE shareholders and will be done in book-entry form.

Given the nature of the transaction, any holder of ALLETE common stock who sells shares on or before September 20 will also be selling their entitlement to receive shares of ADESA common stock in the spin-off.  Investors are encouraged to consult with their financial advisors regarding the specific implications of selling ALLETE common stock before the spin-off.

David Gartzke, Chairman of both ALLETE and ADESA, commented, “We are very pleased to report that the full separation of these companies is imminent.  Both companies are well positioned for the future.”  Mr. Gartzke will continue as ADESA’s Chairman, CEO and President and will resign as Chairman of ALLETE upon the distribution.

Please refer to ADESA’s Registration Statement on Form S-1 as declared effective on June 15, 2004 for further discussion of this distribution, including the terms and conditions to which the distribution is subject.

About ADESA, Inc.

ADESA, headquartered in Carmel, IN, completed its initial public offering of 6.25 million primary shares in June, 2004.  ADESA’s holdings include 53 ADESA used vehicle auctions, 28 Impact salvage auctions and 81 AFC loan production offices across North America.  For more information about ADESA, visit its Web site at www.adesainc.com.

This release includes forward-looking statements that are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors, many of which are outside the Company’s control, including general business conditions; market trends and competition; any business development activities, including acquisitions; economic conditions; litigation developments and the risk factors and other risks described in the Company’s Registration Statement on Form S-1 as declared effective on June 15, 2004.  As such, they involve risks, some of which are not currently known to the Company that could cause actual results to differ materially.  The Company does not undertake to update its forward-looking statements.